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                                                                     RULE 424(a)
                                                              FILE NO. 333-65872


                              PROSPECTUS SUPPLEMENT
                                       TO
                 PRELIMINARY PROSPECTUS DATED SEPTEMBER 7, 2001
                                       OF
                                MICROHELIX, INC.

                                October 15, 2001

        We have agreed with the underwriters to make certain changes in the terms of the Class A warrants and Class B warrants offered as a part of the units. As stated in the preliminary prospectus, the initial exercise price of the Class A and Class B warrants will be $___ and $___, respectively (110 percent and 120 percent, respectively, of the initial public offering price of the units). However, after the twentieth day on which the common stock is publicly traded, the exercise price of the Class A warrants and Class B warrants will be adjusted to the greater of 110 percent and 120 percent, respectively, of the higher of the average closing price of the common stock for the first 20 trading days or the closing price of the common stock on the twentieth trading day except as described below. The adjustment to the exercise prices of the Class A warrants and Class B warrants will be limited so that no such adjustment will cause the exercise price of the Class A warrants or the Class B warrants to exceed or be less than a certain percentage of the initial public offering price of the units to be determined at pricing. We currently estimate that the adjustment will be limited so that the exercise price of the Class A warrants and the Class B warrants will not be less than 75 percent nor more than 125 percent of the initial public offering price of the units.

        Because of the above described change, the common stock and warrants comprising the units will trade as separate securities immediately following the effectiveness of the offering and the units will not trade as such. Promptly on determination of the adjusted exercise prices of the Class A warrants and Class B warrants, we will make a public announcement of the new exercise prices, which will be effective on and after the twenty first trading day for our common stock.

        Except as described in this Supplement, the terms of the units, the Class A warrants, the Class B warrants and this offering are as described in our preliminary prospectus.